TECHNICAL AND CONSULTING SERVICES AGREEMENT

This TECHNICAL AND CONSULTING SERVICES AGREEMENT (this “Agreement”) is effective as of September 17, 2010 (the “Effective Date”), by and between WELL WORKS, LLC, a Utah limited liability company (“Well Works”), and DAYBREAK OIL AND GAS, INC., a Washington corporation (together with its successors and assigns, “Daybreak”). Well Works and Daybreak are hereinafter collectively referred to as the “Parties” and each may be individually referred to as a “Party.”

RECITALS

WHEREAS, this Agreement is entered into simultaneously in connection with and in consideration of that certain Promissory Note of even date herewith (the “Promissory Note”) by Daybreak Oil and Gas, Inc. in favor of Well Works, LLC;

WHEREAS, Daybreak is an independent oil and gas exploration company engaged in the exploration, development and production of oil and gas;

WHEREAS, Well Works owns the Perkins-Martin-Dial lease and the J.J. Perkins lease in Hutchinson County, Texas (the “Leases”), a description of which is set forth in Schedule A; and

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions upon which Daybreak will provide certain technical and consulting services to Well Works in connection with the Leases according to the terms herein.

NOW, THEREFORE, in consideration of the foregoing, the respective undertakings of the Parties herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Defined and Other Terms.

(a)       “Dollars” means dollars, the legal currency of the U.S.A.

(b)       “Fully Loaded Costs” means the amounts paid or incurred by, or on behalf of Daybreak, its successors or assigns in connection with performing the Services and supplying, directly or indirectly, employees, personnel, equipment and facilities to provide the Services (other than the wages, salaries, benefits and employment Taxes of employees and personnel of the Company providing the Services), but including a reasonable allocation of direct and indirect overhead expenses (including equipment, facilities, rent, utilities, legal and administrative costs related to this Agreement, and any business and occupation or other Taxes attributable to the performance of the Services) and all costs and expenses incurred by Daybreak in performing the Services, including travel expenses, contractor and subcontractor costs, permits, fees and retainers.

(c)       “Governmental Entity” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any province, commonwealth, territory, possession, county, parish, town, township, village or municipality, whether now existing or hereafter constituted or existing.

(d)       “Losses” means claims, liabilities, damages, losses, costs, expenses (including, but not limited to, settlements, judgments, court costs, and regardless of whether legal proceedings are instituted, reasonable attorneys’ fees), fines, or penalties.

(e)       “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

(f)        “Taxes” means all taxes, charges, fees, levies, or other assessments, including, but not limited to, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, consumption, payroll, employment, social security (including health, welfare, pension and workman’s accidental compensation insurance), unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, imposed by any taxing authority or other Governmental Entity, domestic or foreign.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

2.	Services.

(a)       Services. During the Term, subject to the terms and conditions hereof, Daybreak shall perform the services set forth in Schedule B (the “Services”) in connection with the Leases. Except as expressly agreed herein, in connection with the performance of the Services, in no event shall Daybreak be obligated to: (i) make modifications to its existing systems or business operations; (ii) acquire additional assets, equipment, rights or properties (including computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible or intangible property) that are not in the ordinary course of operation of Daybreak; (iii) hire additional employees or personnel; or (iv) be required to obtain any bonds or insurance in connection with the performance of the Services.

(b)       Scope of Services. If the Parties agree upon a new project or additional services, then a new Schedule, in the form of Schedule B, will be prepared for the new project or services. The new Schedule will be subject to approval by both Parties and will be subject to the terms and conditions of this Agreement.

(c)       Access. Well Works will permit any of Daybreak’s personnel who are supporting this Agreement reasonable access to its equipment, office space, real property, telecommunications and computer equipment and systems, and any other areas and equipment necessary or required to perform the Services. Well Works shall ensure observance of all safety and security rules and regulations applicable to Well Works’ facilities by such personnel.

(d)       Independent Contractor. Daybreak will be in an independent contractor relationship to Well Works at all times, and neither Daybreak nor any employee or subcontractor of Daybreak will be, or be deemed to be, and employee or agent of Well Works. Nothing contained herein, shall be deemed to constitute a joint venture or partnership between Well Works and Daybreak. Under no circumstances shall Daybreak be deemed to be the Operator of the Leases unless an operating agreement between Daybreak and Well Works shall be entered into, in accordance with Schedule B.

(e)       Subcontracting. Daybreak may provide the Services at Daybreak facilities. Daybreak may subcontract all or any part of its obligations under this Agreement to an affiliate, subsidiary or third party contractor, but any such subcontracting to a third party contractor by Daybreak will not relive Daybreak of any of its obligations under this Agreement.

(f)        Monthly Meeting. The Parties agree on a monthly basis during the Term of this Agreement, or on such other frequency as mutually agreed to by the parties, to reconcile their respective accounts receivable and accounts payable incurred in connection with the performance of the Services under this Agreement and to update each other on the status of, and the progress made with respect to, each of the Services and any other matters relating to this Agreement. Each party has the right to designate representatives to participate in such meetings, including counsel, accountants and other advisors.

(g)       Record Keeping. Each Party agrees to maintain or cause to be maintained true and correct records of all receipts, invoices, reports and such other documents as are customarily maintained by it for its own operations relating to the Services rendered hereunder, including records evidencing third party costs and expenses. During the Term of this Agreement and for the period ending five years after the termination of this Agreement, each Party shall grant the other Party, its auditors or other representatives the right to inspect and review such records during regular business hours following reasonable prior written notice of any such inspection.

3.	Compensation.

(a)       Calculation and Payment. In consideration for the Services provided by Daybreak pursuant to this Agreement, Daybreak shall invoice, and Well Works shall pay to Daybreak within thirty (30) days of the date of such invoice, a fee equal to the Fully Loaded Costs, whether incurred during the Term or thereafter as a result of the termination of this Agreement.

(b)       Method of Payment. All payments hereunder shall be net of all Taxes which Well Works is obliged to withhold or deduct by applicable law and shall be made in Dollars by wire transfer to the bank account specified by Daybreak in writing from time to time. After 30 days, any outstanding invoices will accrue interest at the rate of 2% until paid in full.

(c)       Election to Receive Working Interest. Daybreak shall have the right to elect to receive a 10% (or such higher percentage) working interest on the Leases commencing with the 6-month anniversary date of the Effective Date by providing notice to Well Works. Upon such election, the Parties agree to use reasonable efforts to negotiate, execute and deliver mutually agreeable documentation regarding such working interest.

4.	Taxes.

Well Works is responsible for, and will pay, any and all federal, state or local Taxes (other than taxes based on Daybreak’s income), including sales and use taxes imposed in connection with the Services provided under this Agreement. Well Works will indemnify Daybreak and hold Daybreak harmless from and against any such Taxes and will promptly reimburse Daybreak for the amount of any Taxes that Daybreak is required to pay as a result of Well Work’s failure to pay such Taxes.

5.	Representations and Warranties.

(a)       Representations and Warranties of Well Works. Well Works hereby represents and warrants to Daybreak that: Well Works is a legal entity duly organized and validly existing under the laws of the state of Utah; Well Works has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder and the legal right and entitlement to cause the Services to be performed on the Leases; this Agreement has been duly executed and delivered by Well Works; and this Agreement constitutes a valid and binding obligation of Well Works, enforceable in accordance with its terms, subject to the applicable laws of bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law); and that Well Works will comply with United States laws protecting the civil rights of Daybreak employees while providing Services hereunder, regardless of the location of the work performed, including but not limited to Title VII, the Age Discrimination in Employment Act and the Americans with Disabilities Act.

(b)       Representations and Warranties of Daybreak. Daybreak hereby represents and warrants to Well Works that: Daybreak is a legal entity duly organized and validly existing under the laws of the state of Washington; Daybreak has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder; this Agreement has been duly executed and delivered by Daybreak; and this Agreement constitutes a valid and binding obligation of Daybreak, enforceable in accordance with its terms, subject to the applicable laws of bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the enforcement of creditors’ rights generally.

6.	Confidential Information.

(a)       Scope. For purposes of this Agreement, “Confidential Information” means all non-public information owned or used by a Party and supplied to or obtained by the other Party, whether in oral or documentary form, during the course of performing its obligations under this Agreement, including trade secrets, proprietary technology, know-how or other non-public or proprietary business or technical information. Confidential Information shall not include information that (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure in violation of this Agreement directly or indirectly by a receiving Party or its Representatives (defined below)), (ii) was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or its Representatives, provided that such source was not known by the receiving Party to be bound by a confidentiality agreement regarding the disclosing Party, or (iii) can be shown to have been independently acquired or developed by the receiving Party without violating any of the receiving Party’s obligations.

(b)       Use. Each receiving Party shall use Confidential Information solely for the purpose of performing its obligations under this Agreement, and shall not disclose Confidential Information of a disclosing Party except to its, or its Subsidiaries’, directors, officers and employees and legal, financial or other advisors who need to know such information solely for the purpose of allowing the receiving Party to perform its obligations under this Agreement (the Persons to whom such disclosure is permissible being collectively called “Representatives”). Before disclosing Confidential Information of the disclosing Party to its Representatives, each receiving Party shall inform its Representatives of the confidential nature of the Confidential Information and shall direct its Representatives to comply with the terms of this Section 6. Each Party agrees to be responsible for any breach of this Section 6 by its Representatives.

(c)       Certain Disclosures. In the event that a receiving Party or its Representative becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose Confidential Information of a disclosing Party, such receiving Party shall use reasonable efforts to provide the disclosing Party with prior written notice of such requirements so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 6. In the event that such protective order or other remedy is not obtained, the receiving Party shall furnish only that portion of the Confidential Information of the disclosing Party that is legally required and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.

(d)       Destruction or Return. Each receiving Party will, and will cause its Representatives to, at the request of the disclosing Party, destroy or return the Confidential Information without retaining copies, summaries or compilations thereof, if and when this Agreement is terminated or expires.

(e)       Survival of Obligations. The provisions of this Section 6 shall survive the termination of this Agreement.

7.	Term and Termination.

(a)       Term. The “Term” of this Agreement will commence on the Effective Date and will end on the one year anniversary date of the Effective Date, unless earlier terminated pursuant to this Section 7. The “Term” may be extended by the Parties by agreement in writing, under mutually agreeable terms. Obligations under this Agreement that survive termination for any reason are: Sections 3, 4, 6, 8, 9 and 14(a), 14(b) and 14(p).

(b)	Termination for Cause.

(i)        Either Party will have the option, but not the obligation, to terminate this Agreement in its entirety, except as otherwise provided herein, for cause immediately effective upon delivery of notice to the other Party:

(A)      if the other Party materially breaches any of its obligations or fails to perform its responsibilities under this Agreement, except for Well Works’s failure to make payments when due, which will be governed by Section 7(b)(ii), and either (I) the breaching Party fails to cure such breach or failure within 45 days after receipt of written notice thereof or (II) such breach or failure is not reasonably curable within 45 days after receipt of notice thereof;

(ii)       Daybreak shall have the option, but not the obligation, to terminate this Agreement in its entirety, except as otherwise provided herein, immediately effective upon delivery of notice to Well Works if Well Works fails to pay when due any amounts Well Works owes to Daybreak under Section 3 or any other Section of this Agreement.

(c)       Termination at the Option of Either Party. Either Party shall have the option, but not the obligation, to terminate this Agreement in its entirety, except as otherwise provided herein, immediately effective upon delivery of 30 days’ notice to the other Party.

(d)       Termination for Insolvency. Either Party shall have the option, but not the obligation, to terminate this Agreement in its entirety, except as otherwise provided herein, without cause if the other Party (i) becomes insolvent or is unable to meet its debts as they mature, (ii) files a voluntary petition in bankruptcy or seeks reorganization or to effect a plan or other arrangement with creditors generally, (iii) files an answer or other pleading admitting, or fails to deny or contest, the material allegations of an involuntary petition filed against it pursuant to any act of any Governmental Entity relating to bankruptcy, arrangement or reorganization, (iv) shall be adjudicated bankrupt or shall make an assignment for the benefit of its creditors generally, (v) shall apply for, consent to or acquiesce in the appointment of any receiver or trustee for all or a substantial part of its property, (vi) is appointed a receiver or trustee that is not discharged within thirty (30) days after the date of such appointment, (vii) is ordered to suspend business or commence liquidation procedures, or (viii) has filed against it a petition for attachment, provisional attachment or provisional disposition, or procedures for the commencement of compulsory execution or disposition of tax and public dues. A Party may exercise its termination option pursuant to this Section 7(d) by delivering to the other Party prior written notice of such termination specifying the termination date, and such termination shall be effective as of such specified termination date.

(e)       Termination Upon Force Majeure Event. If a Force Majeure Event affecting the Party who is not the non-performing party continues for more than thirty (30) days after the date that notice was delivered pursuant to Section 13, then the Party who delivered notice pursuant to Section 13 shall have the option, but not the obligation, to terminate this Agreement in its entirety, except as otherwise provided herein, by delivering to the other Party prior written notice of such termination identifying the date of termination.

(f)        Termination for Volume. It is the intent of the Parties that the provision of the Services by Daybreak pursuant to this Agreement not materially impact the ordinary course of business and operations of Daybreak. If during the Term, the Services materially impact the business and operations as measured by factors described in subsections (i), (ii), (iii) or (iv) of Section 2(a), Daybreak may terminate this Agreement by providing 30 days’ written notice to Wells Works or if Daybreak does not elect to terminate this Agreement pursuant to the foregoing, Wells Works agrees to use reasonable efforts to renegotiate the terms of this Agreement, including the terms regarding compensation, in order to reach a mutual agreement regarding the provision of the Services as modified pursuant to such renegotiation.

(g)       Effect of Termination. All obligations of Daybreak under this Agreement to provide Services will cease upon expiration or termination of this Agreement. Daybreak shall not be required to provide or make available any termination or transition assistance for the benefit of Well Works. Termination of this Agreement for any reason under this Section 7 shall not affect or limit, except as expressly provided in this Agreement, any  liabilities or obligations of either Party arising before such termination, including the payment obligations pursuant to Section 3.

8.         Negotiation between Parties. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the existence, interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, “Disputes”), the Parties shall negotiate in good faith for a reasonable period of time to settle such Disputes, provided such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed 45 days from the date one of the Parties first provides written notice to the other that a Dispute exists and requests negotiation pursuant to this Section 8. If after such reasonable period the Parties are unable to settle such Dispute (and, in any event, unless otherwise agreed in writing by the Parties, after sixty (60) days have elapsed from the date one of the Parties served notice of a Dispute requesting negotiation pursuant to this Section 8), such Dispute shall be determined, at the request of any Party, by arbitration in accordance with Section 14(a).

9.	Indemnification.

(A)      INDEMNIFICATION OF DAYBREAK. WELL WORKS SHALL INDEMNIFY AND HOLD HARMLESS DAYBREAK, THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS, SUBCONTRACTORS, SHAREHOLDERS, PARTNERS, REPRESENTATIVES, CONSULTANTS AND AGENTS (THE “DAYBREAK INDEMNIFIED PARTIES”) FROM AND AGAINST ANY LOSSES THAT ANY OF THE DAYBREAK INDEMNIFIED PARTIES MAY SUSTAIN OR INCUR ARISING OR ALLEGEDLY ARISING IN CONNECTION WITH OR RELATED TO (I) THIS AGREEMENT, (II) ANY AMENDMENT TO THIS AGREEMENT, (III) ANY ADDITIONAL AGREEMENT OR (IV) THE PERFORMANCE OF SERVICES OR ADDITIONAL SERVICES REQUESTED BY, OR RENDERED FOR THE BENEFIT OF, WELL WORKS, EXCEPT TO THE EXTENT SUCH LOSS AROSE OUT OF THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE DAYBREAK INDEMNIFIED PARTIES IN THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT.

(b)       Notice of Claim. In the event that an Daybreak Indemnified Party is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of any Losses (any such third party action or proceeding being referred to as a “Claim”), the Daybreak Indemnified Party shall give Well Works prompt notice thereof. The failure to give such notice shall not affect any Daybreak Indemnified Party’s ability to seek reimbursement unless such failure has materially and adversely affected either Party’s ability to defend successfully a Claim.

(c)       Contesting Claims. Each Daybreak Indemnified Party shall be entitled to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Daybreak Indemnified Party elects to participate in such defense, the Daybreak Indemnified Party will cooperate with Well Works in the conduct of such defense.

(d)       Compromise of Claims. None of the Daybreak Indemnified Parties or Well Works may concede, settle or compromise any Claim without the consent of both of the Parties. Notwithstanding any provisions in this Section 10, Well Works shall not be liable for any monetary settlement made by the Daybreak Indemnifies Parties without the consent of Well Works, which consent shall not be unreasonably withheld.

(e)       Other Claims. In the event any Daybreak Indemnified Party should have a right of indemnification against Well Works that does not involve a Claim, the Daybreak Indemnified Party shall deliver a written notice of such claim with reasonable promptness to Well Works. If Well Works notifies the Daybreak Indemnified Party in writing that it does not dispute the claim described in such notice, the Loss in the amount specified in the Daybreak Indemnified Party’s notice will be conclusively deemed a liability of Well Works and Well Works shall pay the amount of such Loss to the Daybreak Indemnified Party on demand in immediately available funds. If Well Works has not so notified the Daybreak Indemnified Party within thirty (30) days after delivery of the said notice by the Daybreak Indemnified Party, the Parties shall cause the appropriately designated Persons of each of Well Works and the Daybreak Indemnified Party to negotiate in good faith a resolution of such Dispute for at least sixty (60) days before resorting to an arbitration pursuant to Section 14(a).

10.       Consequential and Other Damages. The Daybreak Indemnified Parties shall not be liable to Well Works, or to any officer, director, employee, shareholder, partner, Representative, consultant or agent of Well Works, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, punitive, indirect, incidental or consequential damages whatsoever.

11.       NO WARRANTY. NONE OF THE NAME INDEMNIFIED PARTIES MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER WITH RESPECT TO THE SERVICES, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE SERVICES.

12.       Limitation of Liability. In no event will the aggregate liability of Daybreak to Well Works or any other Person arising out of or relating to the provision of Services, whether arising in contract, tort or otherwise, ever exceed the aggregate amount of Fully Loaded Costs paid by Well Works to Daybreak with respect to the Services.

13.       Excused Performance. Neither Party will be deemed to be in default or breach hereunder, or will be liable to the other, for failure to perform any of its non-monetary obligations under this Agreement for any period and to the extent that such failure results from any event or circumstance beyond that Party’s reasonable control, including acts or omissions of the other Party or third parties, natural disasters, riots, blockage, war, acts of terrorism, civil disorder, fire, floods, labor strikes, orders, decisions, acts of or interference (actual or threatened) or regulations of Governmental Entities, force majeure (including acts of God) labor disputes or failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment or lines, and which a Party could not have prevented by reasonable precautions or could not have remedied by the exercise of reasonable efforts (each, a “Force Majeure Event”). Notwithstanding the foregoing, if a Party cannot perform under this Agreement for an aggregate of thirty (30) days during the Term due to such event or circumstance, the other Party may deliver notice to the non-performing Party describing the effect on it and providing notice of its intention to terminate this Agreement pursuant to Section 7(c).

14.	General Provisions.

(a)       Governing Law and Disputes. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the state of Texas without regard to any rule or principle of conflict of laws therein contained. Any dispute, claim or controversy arising out of or in connection with this Agreement shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association Rules by three arbitrators, one arbitrator appointed by each Party within 30 days after the respondent receives notice of the filing of the arbitration and a third neutral arbitrator appointed by the two arbitrators designated by the Parties. The arbitration shall be conducted in the English language at Houston, Texas, U.S.A. Judgment for enforcement on the award may be entered by any court of competent jurisdiction.

(b)       Future Cooperation. Each Party agrees to act reasonably and in good faith in connection with this Agreement and the activities contemplated under this Agreement. Daybreak and Well Works recognize that during the Term, either Party may determine that additional services may be necessary. In the event that either Party determines that such additional services are required, each Party hereby agrees to negotiate in good faith for the provision of such additional services.

(c)       Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. A provision that is valid, legal and enforceable shall be substituted for the severed provision.

(d)       General Assignment. This Agreement and the rights and obligations hereunder shall not be assigned by either Party to any other Person without the prior written consent of the other Party and any assignment not in conformance with the foregoing shall be null and void ab initio; notwithstanding the foregoing, Daybreak may assign this Agreement or delegate its performance of the Services to a subsidiary or affiliate of Daybreak without the consent of Well Works or any other Party. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

(e)       Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the Party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

(f)        Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing, and shall be deemed given to a Party when (i) delivered to the appropriate address by hand or by internationally recognized overnight courier service (costs prepaid); (ii) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a Party may designate by notice to the other Party):

Notices to Daybreak:

Daybreak Oil and Gas, Inc.

601 W. Main Ave., Suite 1012

Spokane, WA 99201

Attn: James F. Westmoreland, Chief Executive Officer

Notices to Well Works:

Well Works, LLC

1575 Federal Heights Drive

Salt Lake City, UT 84103

Attn: Eric Hale, Managing Member

(g)       Entire Agreement. This Agreement contains the entire understanding of the Parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings among the Parties, whether written or oral, with respect to the subject matter hereof and constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter hereof.

(h)       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or portable document format (.pdf) shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

(i)        Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

(j)        Further Assurances. The Parties agree (i) to furnish upon request to each other such further information as reasonably requested, (ii) to execute and deliver to each other such other documents as reasonably requested, (iii) to cooperate in order to maximize income and transaction tax efficiency and (iv) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

(k)       Incorporation of Schedules. The schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(l)        Third Party Beneficiaries. The Parties hereby expressly agree and consent to this Agreement being entered into for the benefit of the Daybreak Indemnified Parties for the purposes of Sections 9, 10, 11, and 12. Well Works further agrees that any duty or obligation to the Daybreak Indemnified Parties stated therein shall, to the fullest extent permitted by law, inure to the benefit of and be deemed to be a duty and obligation to each of the Daybreak Indemnified Parties, which benefit shall be fully enforceable by each of those parties.

(m)      Disclaimer of Agency; Independent Contractor. This Agreement shall not be deemed to constitute either Party to be the agent of the other. Well Works and Daybreak acknowledge that Daybreak is an independent contractor and shall perform this Agreement solely as an independent contractor. Neither Party has any authority to make any statement, representation, or commitment of any kind or to take any action binding upon the other Party without the other Party’s written consent.

(n)       Construction. This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law. The words “include, “includes” and “including will be deemed to be followed by “without limitation.” The word “or” is used in the inclusive sense of “and/or” unless the context requires otherwise. References to a person are also to its permitted successors and assigns. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context requires otherwise. When a reference in this Agreement is made to an Article, Section, Exhibit, Annex or Schedule, such reference is to an Article or Section of, or Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(o)       Non-solicitation. Wells Works, on behalf it itself, its successors and assigns, agrees that, during the term of this Agreement for the one year period following termination of this Agreement, such Persons will not employ, or solicit the employment of, any Daybreak employee or personnel assigned to provide the Services under this Agreement, without the prior express written consent of Daybreak.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

DAYBREAK OIL AND GAS, INC.

By:	/s/ James F. Westmoreland
Name:	James F. Westmoreland
Title:	President, Chief Executive Officer and interim principal finance and accounting officer

WELL WORKS, LLC

By:	/s/ Eric Hale
Name:	Eric Hale
Title:	Managing Member

Signature Page

Schedule A

Description of Dial-Perkins Lands and Leases in Hutchinson County, Texas

Perkins-Martin-Dial Lease. Lease No. 01254 (dated January 17, 1936, Recorded                    , as Clerk’s No. 30470 in Vol. 70. Page 562 of the Deed Records of Hutchinson County. Texas)

The East 292.5 acres of Section Thirty-Six (36), Block M-23, Texas Central Railroad Company Survey, Abstract Number 909, Certificate Number 1001, Hutchinson County, Texas.

J.J. Perkins, et al. Lease. Lease No. 01126 (dated November 10, 1949, recorded December 7, 1949, as Clerk’s File No. 73483 in Vol. 133, Pages 186-189 of the Deed Records of Hutchinson County, Texas)

The North one-half (l/2) of the Alfred Benton Survey, Certificate 329, patented September 15, 1926, shown in Volume Number 31-A, and being Patent Number 19, and being a part of what is generally known in that area as the Dial Ranch.

Schedule A

SCHEDULE B

SCOPE OF SERVICES

1.	Engineering
a.	Interview and select for consideration by Well Works technical and field contractors.
b.	Prepare a well development procedure for consideration by Well Works and get bids for the contractual work.
c.	Advise regarding the execution of field work-overs, drilling and construction.
2.	Geological Services
a.	Review and assess historical field data.
b.	Provide a reservoir study.
c.	Prepare a field prognosis.
3.	Provide weekly communication for Well Works, LLC to update partners on progress as well as provide a forum for questions, input and direction of the field.
4.	Operating Service and Accounting Support
a.	Submit Texas RR Commission reports.
b.	Prepare and provide monthly production reports.
c.	Sell oil and distribute revenues and royalties.
d.

If Daybreak becomes the operator of record for the field then standard operating agreement will be signed between Well Works, LLC and Daybreak prior to commencement of the responsibility. Normal operation fee’s would be paid to Daybreak such as per well fee for records, reports, filings, royalty and other field expense payments covered under the standard operating agreement.

If requested by Daybreak, or if necessary or appropriate for Daybreak to provide the Services, Well Works shall cause Daybreak to be named as an additional insured or loss payee to otherwise be covered under Well Works’ insurance policies and bonds.

Schedule B